Exhibit 99.1

FOR IMMEDIATE RELEASE

Apr. 17, 2013

Analysts:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878

         Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED

REPORTS NET INCOME OF $151.8 MILLION, OR $0.17 PER COMMON SHARE, FOR

THE 2013 FIRST QUARTER, DOWN 1% FROM THE YEAR-AGO QUARTER AND DOWN

9% FROM THE PRIOR QUARTER

DECLARES 25% INCREASE IN QUARTERLY CASH DIVIDEND ON COMMON STOCK TO $0.05 PER SHARE

Specific highlights compared with 2012 First Quarter:

•	$0.58, or 11%, increase in tangible book value per common share to $5.91

•	1.10% return on average assets, down from 1.13%

•	$682.3 million of fully-taxable equivalent revenue, a 3% decrease

•	$8.9 million, or 2%, increase in fully-taxable equivalent net interest income, reflecting:

•	3.42% fully-taxable equivalent net interest margin, up 2 basis points

•	4% growth in average total loans

•	5% growth in average core deposits

•	$33.1 million, or 12%, decrease in noninterest income, reflecting a $24.2 million, or 90%, decrease in gain on sale of loans

•	$19.9 million, or 4%, decrease in noninterest expense

•	Delivered positive operating leverage and a modest improvement in efficiency ratio

•	NCOs declined 38% and were an annualized 0.51% of total loans

•	19% decline in nonaccrual loans to 0.92% of total loans and leases, down from 1.15%

Specific highlights compared with 2012 Fourth Quarter:

•	$54.9 million, or 7%, decrease in fully-taxable equivalent revenue, reflecting:

•	$9.4 million, or 2%, decrease in fully-taxable equivalent net interest income primarily due to fewer days in the quarter

•	3.42% fully-taxable equivalent net interest margin, down 3 basis points

•	5% annualized growth in average total loans

•	$18.1 million decrease in gain on sale of loans

•	$16.5 million decrease in mortgage banking income

•	$27.8 million, or 6%, decrease in noninterest expense

•	4.7 million shares repurchased at an average price of $7.07 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2013 first quarter net income of $151.8 million, a decrease of $1.5 million, or 1%, from the 2012 first quarter and a decrease of $15.5 million, or 9%, from the 2012 fourth quarter. Earnings per common share were $0.17, unchanged from the year ago quarter and down $0.02 from the prior quarter.

Huntington today announced two capital actions approved by the Board of Directors. First, they declared a quarterly cash dividend on the company’s common stock of $0.05 per common share. This represents a $0.01 per share, or 25%, increase from the prior quarter’s dividend. The dividend is payable July 1, 2013, to shareholders of record on June 17, 2013. Second, the Board also approved the repurchase of up to $227 million of common stock. The new repurchase authorization represents a $45 million, or 25%, increase from the recently completed common stock repurchase authorization. Both actions were proposed in the January 2013 capital plan, which received no objections from the Federal Reserve.

Strategies Continue to Drive Business Performance

“The year is off to a solid start,” said Stephen D. Steinour, chairman, president and chief executive officer. “This quarter’s results continue to demonstrate that our strategies are working. We have differentiated Huntington by investing in innovative products and customer services, including our Fair Play approach. As a result, we are continuing to see double digit household growth and recognition by national entities of our focus on outstanding customer service.”

“Huntington’s growth has occurred in a challenging economic and regulatory environment. While some companies are hesitant to invest in light of the uncertain economy, we will continue to look for areas where we can improve efficiency, continue to deliver positive operating leverage, and selectively invest in our businesses in order to drive our long-term profitability,” Steinour added.

Table 1 – Earnings Performance Summary

	2013	2012
	First	Fourth	Third	Second	First
($ in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$151.8	$167.3	$167.8	$152.7	$153.3
Diluted earnings per common share	0.17	0.19	0.19	0.17	0.17
Return on average assets	1.10%	1.19%	1.19%	1.10%	1.13%
Return on average common equity	10.7	11.6	11.9	11.1	11.4
Return on average tangible common equity	12.4	13.5	13.9	13.1	13.5
Net interest margin	3.42	3.45	3.38	3.42	3.40
Efficiency ratio	63.3	62.3	64.5	62.8	63.8
Tangible book value per common share	$5.91	$5.78	$5.71	$5.49	$5.33
Cash dividends declared per common share	0.04	0.04	0.04	0.04	0.04
Average diluted shares outstanding (000’s)	848,708	853,306	863,588	867,551	869,164
Average earning assets	$50,960	$50,682	$51,330	$51,050	$49,767
Average loans	40,864	40,397	40,120	41,179	39,145
Average core deposits	43,616	44,310	43,764	42,781	41,387
Tangible common equity / tangible assets ratio	8.92%	8.76%	8.74%	8.41%	8.33%
Tier 1 common risk-based capital ratio	10.62	10.48	10.28	10.08	10.15
NCOs as a % of average loans and leases	0.51%	0.69%	1.05%	0.82%	0.85%
NAL ratio	0.92	1.00	1.11	1.19	1.15
ACL as a % of total loans and leases	1.91	1.99	2.09	2.28	2.37

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items,” when appropriate, aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the prior four quarters. There were no significant items in the current quarter.

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
March 31, 2013 – net income	$151.8	$0.17
December 31, 2012 – net income	$167.3	$0.19
September 30, 2012 – net income	$167.8	$0.19
• State deferred tax valuation allowance benefit	19.5	0.02
June 30, 2012 – net income	$152.7	$0.17
March 31, 2012 – net income	$153.3	$0.17
• Bargain purchase gain, FDIC-assisted Fidelity Bank acquisition, pre-tax	11.4	0.01
• Addition to litigation reserves, pre-tax	(23.5)	(0.02)

(1)	Favorable (unfavorable) impact on net income; after-tax unless otherwise noted
(2)	EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2013	2012
	First	Fourth	Third	Second	First	Change
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$424.2	$434.1	$430.3	$429.0	$417.2	(2)%	2%
FTE adjustment	5.9	5.5	5.3	5.7	3.9	8	51

Net interest income—FTE	430.1	439.5	435.6	434.7	421.1	(2)	2
Noninterest income	252.2	297.7	261.1	253.8	285.3	(15)	(12)

Total revenue—FTE	$682.3	$737.2	$696.6	$688.5	$706.5	(7)%	(3)%

						Change bps
Yield / Cost						LQ	YOY
Total earning assets	3.75%	3.80%	3.79%	3.89%	3.91%	(5)	(16)
Total loans and leases	4.03	4.13	4.12	4.18	4.21	(9)	(18)
Total securities	2.39	2.38	2.41	2.45	2.50	1	(12)
Total interest-bearing liabilities	0.45	0.50	0.58	0.63	0.68	(4)	(23)
Total interest-bearing deposits	0.38	0.42	0.48	0.51	0.55	(4)	(16)
Net interest rate spread	3.30	3.30	3.21	3.26	3.23	—	7
Impact of noninterest-bearing funds on margin	0.12	0.15	0.17	0.16	0.17	(3)	(5)

Net interest margin	3.42%	3.45%	3.38%	3.42%	3.40%	(3)	2

See Page 8 of Quarterly Financial Supplement for additional rate detail.

Fully-taxable equivalent net interest income increased $8.9 million, or 2%, from the 2012 first quarter. This reflected the benefit of a $1.2 billion, or 2%, increase in average earning assets, coupled with a 2 basis point increase in the fully-taxable equivalent net interest margin (NIM) to 3.42%. The primary items impacting the increase in the NIM were:

•	20 basis point reduction in the cost of subordinated notes and other long-term debt, reflecting the benefit of the redemption of $230 million of trust preferred securities in 2012.

•	17 basis point positive impact from the reduction in total deposit costs.

Partially offset by:

•	18 basis point negative impact from the mix and yield of loans.

•	11 basis point negative impact from the yield on total securities.

•	5 basis point lower impact from noninterest-bearing funds.

Compared to the 2012 fourth quarter, fully-taxable equivalent net interest income decreased $9.4 million, or 2%, reflecting the seasonal impact of a fewer number of days as well as a 3 basis point decrease in NIM, partially offset by a $0.3 billion increase in average earnings assets. The primary items affecting the NIM were a 5 basis point negative impact from the mix and yield of earning assets and a 3 basis point lower benefit from noninterest-bearing funds, which were partially offset by a 5 basis point positive impact from the reduction in total funding costs.

Table 4 – Average Earning Assets – C&I and Automobile Continue To Drive Growth

	2013	2012
	First	Fourth	Third	Second	First	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Loans and Leases
Commercial and industrial	$17.0	$16.5	$16.3	$16.1	$14.8	3%	14%
Commercial real estate	5.3	5.5	5.7	6.1	5.9	(3)	(10)

Total commercial	22.2	22.0	22.1	22.2	20.7	1	8

Automobile	4.8	4.5	4.1	5.0	4.6	8	6
Home equity	8.4	8.3	8.4	8.3	8.2	1	2
Residential mortgage	5.0	5.2	5.2	5.3	5.2	(3)	(4)
Other consumer	0.4	0.4	0.4	0.5	0.5	(4)	(15)

Total consumer	18.6	18.4	18.1	19.0	18.5	1	1

Total loans and leases	40.9	40.4	40.1	41.2	39.1	1	4

Total securities	9.3	9.4	9.3	9.3	9.3	(1)	1
Held-for-sale and other earning assets	0.8	0.9	1.9	0.5	1.4	(14)	(43)
Total earning assets	$51.0	$50.7	$51.3	$51.1	$49.8	1%	2%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets increased $1.2 billion, or 2%, since the year-ago quarter, driven by:

•

$2.1 billion, or 14%, growth in average Commercial and Industrial (C&I) loans. This reflected the continued growth across most business lines, with particularly strong growth in equipment finance, dealer floorplan, and health care.

•

$0.3 billion, or 6%, increase in automobile loans. No automobile loans were transferred to held for sale during the 2013 first quarter, as the only currently planned securitization is expected to be in the second half of 2013.

Partially offset by:

•

$0.6 billion, or 10%, decrease in average Commercial Real Estate (CRE) loans. This reflected continued runoff of the noncore and core portfolios as acceptable returns for new core origination were balanced against internal concentration limits and increased competition, particularly pricing, for high quality developers and projects.

•	$0.2 billion, or 4%, decrease in residential mortgages due to payoffs and the mix of originations shifted towards more saleable loans.

Similar trends were seen when comparing against the 2012 fourth quarter. The $0.3 billion, or 1%, increase in average earning assets reflected a $0.4 billion, or 11% annualized, increase in C&I loans and a $0.3 billion, or 31% annualized, increase in automobile loans. These were partially offset by the $0.2 billion, or 13% annualized, decrease in CRE and $0.2 billion, or 14% annualized, decrease in residential mortgages. Compared with December 31, 2012, end-of-period residential mortgages increased 7% annualized, and we expect to keep a greater portion of mortgages on balance sheet.

Table 5 – Average Liabilities – Core Deposit Growth Offsets Reduction in Borrowings

	2013	2012
	First	Fourth	Third	Second	First	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$12.2	$13.1	$12.3	$12.1	$11.3	(7)%	8%
Demand deposits - interest bearing	6.0	5.8	5.8	5.9	5.6	2	6

Total demand deposits	18.1	19.0	18.1	18.0	16.9	(4)	7
Money market deposits	15.0	14.7	14.5	13.2	13.1	2	14
Savings and other domestic deposits	5.1	5.0	5.0	5.0	4.8	2	6
Core certificates of deposit	5.3	5.6	6.1	6.6	6.5	(5)	(18)

Total core deposits	43.6	44.3	43.8	42.8	41.4	(2)	5
Other domestic deposits of $250,000 or more	0.4	0.4	0.3	0.3	0.3	0	4
Brokered deposits and negotiable CDs	1.7	1.8	1.9	1.4	1.3	(3)	30
Other deposits	0.3	0.3	0.4	0.4	0.4	(1)	(21)

Total deposits	46.0	46.8	46.3	44.9	43.5	(2)	6

Short and long-term borrowings	2.8	2.4	3.1	4.3	4.6	15	(39)
Total interest-bearing liabilities	$36.6	$36.1	$37.0	$37.1	$36.8	2%	(0)%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average liabilities increased $0.7 billion, or 1%, from the first quarter 2012, primarily reflecting:

•	$1.9 billion, or 14%, increase in money market deposits.

•	$0.9 billion, or 8%, increase in average noninterest bearing demand deposits.

Partially offset by:

•	$1.8 billion, or 39%, decrease in FHLB advances and short- and long-term borrowings.

•	$1.2 billion, or 18%, decrease in average core certificates of deposit.

Compared to the 2012 fourth quarter, the $0.7 billion, or 6% annualized, decrease in average total core deposits primarily reflected a $1.0 billion, or 29% annualized, decrease in average noninterest bearing deposits due to our continued effort to reduce collateralized deposits. This was partially offset by a $0.3 billion, or 8% annualized, increase in average money market deposits. Compared with December 31, 2012, end-of-period noninterest bearing deposits increased 5% annualized.

Noninterest Income

Table 6 – Noninterest Income – Lack of Securitization Drives Year Over Year Decline

	2013	2012
	First	Fourth	Third	Second	First	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Income
Service charges on deposit accounts	$60.9	$68.1	$67.8	$66.0	$60.3	(11)%	1%
Mortgage banking income	45.2	61.7	44.6	38.3	46.4	(27)	(3)
Trust services	31.2	31.4	29.7	29.9	30.9	(1)	1
Electronic banking	20.7	21.0	22.1	20.5	18.6	(1)	11
Brokerage Income	18.0	17.4	16.5	19.0	19.3	3	(7)
Insurance income	19.3	17.3	17.8	17.4	18.9	11	2
Gain on sale of loans	2.6	20.7	6.6	4.1	26.8	(87)	(90)
Bank owned life insurance income	13.4	13.8	14.4	14.0	13.9	(2)	(4)
Capital markets fees	8.1	12.9	11.8	13.5	10.0	(38)	(19)
Securities (losses) gains	(0.5)	0.9	4.2	0.4	(0.6)	(159)	(17)
Other income	33.4	32.5	25.6	30.7	40.9	3	(18)

Total noninterest income	$252.2	$297.7	$261.1	$253.8	$285.3	(15)%	(12)%

In the 2013 first quarter, noninterest income decreased $33.1 million, or 12%, from the year-ago quarter, primarily reflecting:

•	$24.2 million, or 90%, decrease in gain on sale of loans related to the prior year’s automobile loan securitization.

•

$7.5 million, or 18%, decrease in other income related to the prior year’s $11.4 million bargain purchase gain from the FDIC-assisted Fidelity Bank acquisition and the $2.7 million decrease in operating lease income. 2013 first quarter other noninterest income included a $7.6 million gain on the sale of Low Income Housing Tax Credit investments.

Compared to the 2012 fourth quarter, the $45.4 million, or 15%, decrease in noninterest income reflected an $18.1 million, or 87%, decrease in gain on sale of loans related to the prior quarter’s automobile loan securitization, a $16.5 million, or 27%, decrease in mortgage banking income, a $7.2 million, or 11%, decrease in service charges on deposit accounts, and a $4.9 million, or 38%, decrease in capital markets activity. Lower than expected commercial customer transactions negatively impacted both capital markets revenue and service charges on commercial deposit accounts, more than offsetting the favorable impact from continued robust growth in total commercial customer relationship of 11.9% annualized during the quarter. The decrease in service charges on deposit accounts also reflects typical seasonality and the February implementation of a new posting order for consumer transaction accounts. The full-year impact from the new posting order, which was incorporated into previous 2013 guidance, is estimated to be between $25 million and $30 million. Consumer household checking account growth of 11.8% annualized during the quarter partially offset the unfavorable impact from the new posting order.

Noninterest Expense

Table 7 – Noninterest Expense – Meaningful Decreases in Other Expenses Drives Improvement

	2013	2012
	First	Fourth	Third	Second	First	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$258.9	$254.0	$247.7	$243.0	$243.5	2%	6%
Outside data processing and other services	49.3	48.7	50.4	48.6	42.6	1	16
Net occupancy	30.1	29.0	27.6	25.5	29.1	4	4
Equipment	24.9	26.6	26.0	24.9	25.5	(6)	(3)
Deposit and other insurance expense	15.5	16.3	15.5	15.7	20.7	(5)	(25)
Professional services	7.2	22.5	17.5	15.0	10.7	(68)	(33)
Marketing	11.0	16.5	16.8	17.4	13.6	(33)	(19)
Amortization of intangibles	10.3	11.6	11.4	11.9	11.5	(11)	(11)
OREO and foreclosure expense	2.7	4.2	5.0	4.1	5.0	(37)	(46)
Loss (Gain) on early extinguishment of debt	—	—	1.8	(2.6)	—	—	—
Other expense	33.0	41.2	38.6	40.7	60.5	(20)	(45)

Total noninterest expense	$442.8	$470.6	$458.3	$444.3	$462.7	(6)%	(4)%

(in thousands)
Number of employees (full-time equivalent)	12.1	11.8	11.7	11.4	11.2	0%	2%

In the 2013 first quarter, noninterest expense decreased $19.9 million, or 4%, from the year-ago quarter, primarily reflecting:

•

$27.5 million, or 45%, decrease in other expense, reflecting a $2.1 million, or 73%, decrease to $0.8 million in operating lease expense as the automobile lease portfolio continues to run off and is expected to be essentially zero by the end of the year. The year ago quarter also included a $23.5 million addition to litigation reserves.

•	$5.2 million, or 25%, decrease in deposit and other insurance expense, reflecting lower insurance premiums.

•	$3.5 million, or 33%, decrease in professional services, reflecting a decrease in legal and outside consultant expenses.

Partially offset by:

•	$15.4 million, or 6%, increase in personnel costs, reflecting an increase in the number of full-time equivalent employees as well as increased salaries and benefits.

•	$6.7 million, or 16%, increase in outside data processing and other services primarily related to continued IT infrastructure investments.

Noninterest expense decreased $27.8 million, or 6%, from the prior quarter as professional services decreased $15.3 million, 68%, primarily reflecting the decline in regulatory-related expenses. Other expenses decreased $8.2 million, or 20%, due to lower litigation and travel expenses, while marketing decreased $5.5 million, or 33%, as the latest advertising campaign did not launch until late in the quarter. Personnel costs increased $4.9 million, or 2%, reflecting the approximately $8 million of costs related to the annual payroll tax resets, partially offset by approximately $5 million in lower commission expense due to lower levels of capital markets and other customer-related activities.

Credit Quality

Table 8 – Summary Credit Quality Metrics – Continued Improvement

	2013	2012
($ in thousands)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Total nonaccrual loans and leases	$380,311	$407,633	$445,046	$474,166	$467,558
Total other real estate, net	25,139	28,097	54,206	38,608	48,747
Other NPAs (1)	10,045	10,045	10,476	10,476	10,772

Total nonperforming assets(2)	$415,495	$445,775	$509,728	$523,250	$527,077
Accruing loans and leases past due 90 days or more	108,423	110,316	108,219	95,555	60,557

NPAs + accruing loans and lease past due 90 days or more	$523,918	$556,091	$617,947	$618,805	$587,634
NAL ratio (2)	0.92%	1.00%	1.11%	1.19%	1.15%
NPA ratio (3)	1.01	1.09	1.26	1.31	1.29
(NPAs+90 days)/(Loans+OREO)	1.48	1.59	1.75	1.76	1.68
Provision for credit losses	$29,592	$39,458	$37,004	$36,520	$34,406
Net charge-offs	51,687	70,130	105,095	84,245	82,992
Net charge-offs / Average total loans	0.51%	0.69%	1.05%	0.82%	0.85%
Allow ance for loans and lease losses	$746,769	$769,075	$789,142	$859,646	$913,069
Allow ance for unfunded loan commitments and letters of credit	40,855	40,651	53,563	50,978	50,934

Allow ance for credit losses (ACL)	$787,624	$809,726	$842,705	$910,624	$964,003
ACL as a % of:
Total loans and leases	1.91%	1.99%	2.09%	2.28%	2.37%
NALs	207	199	189	192	206
NPAs	190	182	165	174	183

(1)	Other nonperforming assets represent an investment security backed by a municipal bond.
(2)	NPA’s related to Chapter 7 bankruptcy: 3Q12—$63.0 MM, 4Q12—$60.1 MM, and 1Q13—$59.9 MM
(3)	Total NALs as a % of total loans and leases
(4)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 11 through 14 of Quarterly Financial Supplement for additional detail.

Credit quality performance in the 2013 first quarter reflected continued improvement. Nonaccrual loans (NALs) declined $87.2 million, or 19%, from the 2012 first quarter and $27.3 million, or 7%, from the 2012 fourth quarter to $380.3 million, or 0.92% of total loans and leases. Nonperforming assets (NPAs) declined $111.6 million, or 21%, compared to the year-ago quarter and $30.3 million, or 7%, from the 2012 fourth quarter to $415.5 million, or 1.01% of total loans and leases, OREO, and other NPAs. The decreases primarily reflected meaningful improvement in commercial NALs.

The provision for credit losses decreased $4.8 million, or 14%, from the 2012 first quarter. Net charge-offs (NCOs) benefited from higher levels of recoveries than experienced over the last year and were $51.7 million, down 38% from $83.0 million in the year-ago quarter. NCOs were an annualized 0.51% of average loans and leases in the current quarter, down from 0.85% in the 2012 first quarter. Given the absolute low levels of NCOs, high levels of volatility are expected for the remainder of the year. The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.91% from 2.37% a year ago, while the ACL as a percentage of period-end total NALs increased to 207% from 206%.

Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $108.4 million at March 31, 2013, down $1.9 million, or 2%, from the end of the prior quarter, and up $47.9 million, or 79%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.26% at March 31, 2013, down one basis point from the end of the prior quarter and up 11 basis points from the end of the year-ago quarter.

Total troubled debt restructured loans were $913.7 million at March 31, 2013, up $38.1 million, or 4%, from December 31, 2012 and up $137.6 million, or 18%, from March 31, 2012.

Capital

Table 9 – Capital Ratios – TCE and Tier 1 Common Continue to Build

	2013	2012
(in millions)	Mar. 31	Dec. 31,	Sep. 30	Jun. 30	Mar. 31
Tangible common equity / tangible assets ratio	8.92%	8.76%	8.74%	8.41%	8.33%
Tier 1 common risk-based capital ratio	10.62%	10.48%	10.28%	10.08%	10.15%
Regulatory Tier 1 risk-based capital ratio	12.16%	12.02%	11.88%	11.93%	12.22%
Excess over 6.0% (1)	$2,953	$2,876	$2,831	$2,840	$2,906
Regulatory Total risk-based capital ratio	14.55%	14.50%	14.37%	14.42%	14.76%
Excess over 10.0% (1)	$2,181	$2,150	$2,104	$2,117	$2,224
Total risk-weighted assets	$47,937	$47,773	$48,147	$47,890	$46,716

(1)	“Well-capitalized” regulatory threshold

See Page 15 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at March 31, 2013 was 8.92%, up 59 basis points from the year ago quarter. Our Tier 1 common risk-based capital ratio at quarter end was 10.62%, up from 10.15% at the end of the 2012 first quarter. The regulatory Tier 1 risk-based capital ratio at March 31, 2013 was 12.16%, down from 12.22% at March 31, 2012. The decline in the regulatory Tier 1 risk-based capital ratio primarily reflected the redemption of $230 million of trust preferred securities during 2012. All capital ratios were impacted by the repurchase of 28.1 million common shares over the last four quarters, of which 4.7 million were repurchased in the 2013 first quarter at an average price per share of $7.07.

Commenting on capital, Steinour said, “Reinvesting excess capital to grow the business organically remains our first priority. Importantly, through dividends and share repurchases, we have the flexibility, subject to market conditions and regulatory approval, to return a meaningful amount of our earnings to the owners of the company. We continue to evaluate other capital actions. As we have shown over the last several years, we will maintain a high level of discipline when considering M&A.”

Income Taxes

The provision for income taxes in the 2013 first quarter was $52.2 million, $54.3 million in the 2012 fourth quarter, and $52.2 million in the 2012 first quarter. The effective tax rates for the 2013 first quarter, 2012 fourth quarter, and 2012 first quarter were 25.6%, 24.5%, and 25.4%, respectively. At March 31, 2013, we had a net federal deferred tax asset of $116.9 million and a net state deferred tax asset of $37.4 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the net federal and net state deferred tax assets at March 31, 2013. As of March 31, 2013 and December 31, 2012, there was no disallowed deferred tax asset for regulatory capital purposes.

2013 Expectations

“We are starting to see positive signs in both our business and consumer customer bases as the economic recovery progresses. We believe the soundness of our strategies will continue to drive growth and improve our profitability. Our retail customers and our mortgage lending businesses are benefiting from recovering housing markets,” said Steinour. “Although a recent uptick among our business customers of drawing down cash balances to support working capital needs and to fund new projects has negative near-term implications on our balance sheet, we are encouraged by this activity as it suggests improving confidence among business owners and implies a more robust long-term economic outlook. Competition continues to pressure asset yields and more recently loan structure, but we will remain disciplined as we manage our aggregate moderate-to-low risk profile,” said Steinour.

Net interest income is expected to modestly grow over the course of 2013, as we anticipate an increase in total loans, excluding the impact of any future loan securitizations. However, those benefits to net interest income are expected to be mostly offset by downward NIM pressure. 2013 NIM is not expected to fall below the mid 3.30%’s due to continued deposit repricing and mix shift opportunities while maintaining a disciplined approach to loan pricing.

The C&I portfolio is expected to continue to see growth in 2013, although we expect growth will be more heavily weighted to the back half of the year as the economic recovery progresses. Our C&I sales pipeline remains robust with much of this reflecting the positive impact from our investments in specialized commercial verticals, focused OCR sales process and continued support of middle market and small business lending. While on-balance sheet loans are expected to increase, we will continue to evaluate the use of automobile loan securitizations due to our expectation of continued strong levels of originations. We currently anticipate one securitization in the second half of 2013. Residential mortgages and home equity loan balances are expected to increase modestly. CRE loans likely will experience declines from current levels but are expected to remain in the $5 billion range.

Excluding potential future automobile loan securitizations, we anticipate the increase in total loans will modestly outpace growth in total deposits. This reflects our continued focus on the overall cost of funds, the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income over the course of the year, excluding the impact of any automobile loan sales and any net MSR impact, is expected to be at similar levels as 2012. The anticipated slowdown in mortgage banking activity is expected to be offset by continued growth in new customers, increased contribution from higher cross-sell, and the continued maturation of our previous strategic investments.

Noninterest expense in the 2013 first quarter was below our expected average quarterly run rate for the year. Second quarter expenses are expected to increase due to higher commission expense related to a more normal level of commercial customer-related activity, annual merit increases, higher marketing expense as we continue the launch of our new media campaign, and equipment related to our continued in-store expansion. We remain committed to posting positive operating leverage in 2013 as growth in total revenue is expected to outpace total expense growth.

Overall credit quality is expected to experience continued improvement, and NCOs while in the normalized range this quarter, are expected to remain volatile but reach normalized levels by the end of 2013. The level of provision for credit losses was at the low end of our long-term expectation, and we expect some quarterly volatility within each of the loan categories given the absolute low level of the provision for credit losses and the uncertain and uneven nature of the economic recovery.

We anticipate an effective tax rate for the remainder of 2013 to be in the range of 25% to 28%, primarily reflecting the impacts of tax-exempt income, tax advantaged investments, and general business credits.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Wednesday, April 17, 2013, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID 21477583. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through April 30, 2013 at (855) 859-2056; Conference ID 21477583.

Please see the 2013 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at: http://www.investquest.com/iq/h/hban/ne/news/index.htm

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the implementation of the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012, the Consolidated and Further Continuing Appropriations Act of 2013, as well as the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act, OCC, Federal Reserve, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2012 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance—i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2012 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,400 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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